STOCK PURCHASE AGREEMENT


                             by and among

                             NORTEK, INC.

                                 and

                          BREADY ASSOCIATES

                                 and

                       PHOENIX ASSOCIATES III

                                 and

                  THE PARTNERS OF BREADY ASSOCIATES
                    AND OF PHOENIX ASSOCIATES III



                     Dated as of April 26, 1996





                               Page 8 of 35





                             STOCK PURCHASE AGREEMENT
                                 Table of Contents


   SECTION 1.  CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . 1

   SECTION 2.  PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . 3

   SECTION 3.  CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . 4

   SECTION 4.  STANDSTILL . . . . . . . . . . . . . . . . . . . . . . . . . . 6

   SECTION 5.  REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP . . 6
     5.1. Organization and Authority.   . . . . . . . . . . . . . . . . . . . 6
     5.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.3. No Legal Obstacle . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.4. Title to Partnership Stock  . . . . . . . . . . . . . . . . . . . . 7
     5.5. Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

   SECTION 6.  REPRESENTATIONS AND WARRANTIES RELATING TO PHOENIX . . . . . . 7
     6.1. Organization and Authority.   . . . . . . . . . . . . . . . . . . . 7
     6.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.3. No Legal Obstacle . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.4. Title to Phoenix Stock  . . . . . . . . . . . . . . . . . . . . . . 7
     6.5. Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

   SECTION 7.  REPRESENTATIONS AND WARRANTIES RELATING TO SILVERSTEIN,
               MCGILLICUDDY AND MCVOY . . . . . . . . . . . . . . . . . . . . 8
     7.1. Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     7.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     7.3. Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   SECTION 8.  REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY . . . . 8
     8.1. Organization and Authority of the Company . . . . . . . . . . . . . 8
     8.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

   SECTION 9.  COVENANTS OF THE PARTNERSHIP AND PHOENIX . . . . . . . . . . . 9
     9.1. Dissolution of the Partnership  . . . . . . . . . . . . . . . . . . 9
     9.2. Payment of Secured Obligations  . . . . . . . . . . . . . . . . . . 9
     9.3. Resignation of Selling Partners as Directors  . . . . . . . . . .  10


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                                Page 9 of 35



   SECTION 10. INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . .  10
     10.1.     Indemnification of the Company . . . . . . . . . . . . . . .  10
     10.2.     Indemnification of the Partnership and the Sellers . . . . .  10
     10.3.     Claims for Indemnification . . . . . . . . . . . . . . . . .  10
     10.4.     Defense by Indemnifying Party  . . . . . . . . . . . . . . .  11
     10.5.     Definition of Loss . . . . . . . . . . . . . . . . . . . . .  11
     10.6.     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   SECTION 11. STOCK TRANSFER TAXES . . . . . . . . . . . . . . . . . . . .  12

   SECTION 12. BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   SECTION 13. EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   SECTION 14. ADDITIONAL ASSURANCES  . . . . . . . . . . . . . . . . . . .  13

   SECTION 15. NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   SECTION 16. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . .  14

   SECTION 17. SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . .  15

   SECTION 18. SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 19. AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 20. SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . .  15

   SECTION 21. HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 22. GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 23. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . .  16

   SECTION 24. SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . .  16



                                      ii


                              Page 10 of 35







                            STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement (this "Agreement") is made and entered into as of April 26, 1996 among Bready Associates, a general partnership (the "Partnership"), Phoenix Associates III, a general partnership ("Phoenix"), Barry Silverstein, an individual residing in Florida ("Silverstein"), Dennis
J. McGillicuddy, an individual residing in Florida ("McGillicuddy"), D. Stevens McVoy, an individual residing in Ohio ("McVoy," and together with Silverstein, McGillicuddy with respect to Phoenix, the "Phoenix Partners," with respect to the Partnership, the "Selling Partners," and such three individuals together with Phoenix, each a "Seller" and collectively, the "Sellers"), Richard L. Bready, an individual residing in Rhode Island ("Bready," and with respect to the Partnership together with Silverstein, McGillicuddy and McVoy, the "Partners") and Nortek, Inc., a Delaware corporation (the "Company").

   WHEREAS, the Selling Partners and Phoenix are the beneficial owners of an aggregate of 1,189,809 shares of common stock, par value $1.00 per share, of the Company, together with the Preference Stock Rights associated with such common stock (the common stock of the Company, together with the associated Preference Stock Rights, being referred to herein as the "Common Stock").

   WHEREAS, Selling Partner desires to sell to the Company, and the Company desires to acquire from each Selling Partner, the Common Stock beneficially owned by such Selling Partner.

   WHEREAS, Phoenix desires to sell to the Company, and the Company desires to acquire from Phoenix, the Common Stock beneficially owned by Phoenix.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    CERTAIN DEFINITIONS.

   For purposes of this Agreement, the following terms shall have the meanings indicated:

1.1. Partner shall be deemed the "Beneficial Owner" of any shares of Common Stock which such Partner shall have the right to receive and become the owner of upon dissolution of the Partnership pursuant to the Partnership Agreement or as contemplated hereby.

1.2. The term "Board" shall mean the Board of Directors of the Company then in office.




                                Page 11 of 35




1.3. The term "Directors" shall mean the members of the Board of Directors of the Company at the time then in office.

1.4. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.5. The term "Partnership Agreement" shall mean the Partnership Agreement of Bready Associates dated as of October 31, 1990, as amended.

1.6. The term "Partnership Stock" shall mean the total number of shares of Common Stock owned by the Partnership.

1.7. The term "Phoenix Stock" shall mean 183,700 shares of Common Stock owned by Phoenix.

1.8. The term "Selling Partner Stock" shall mean with respect to the Partnership, for each Selling Partner, the number of shares of Partnership Stock to be distributed by the Partnership to such Selling Partner and sold by him to the Company pursuant to this Agreement. The number of shares of Common Stock to be distributed to the Selling Partners upon liquidation of the Partnership as provided herein is 1,006,109 and the number of shares to be distributed to Bready is 53,182.

1.9. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

     "Agreement"                        Preamble
     "Bready"                           Preamble
     "Closing"                          Section 2.3
     "Closing Date"                     Section 2.3
     "Common Stock"                     Preamble
     "Company"                          Preamble
     "Company Indemnified Parties"      Section 10.1
     "Confidential Information"         Section 4
     "Indemnified Party"                Section 10.3
     "Indemnifying Party"               Section 10.3
     "Loss"                             Section 10.5
     "McGillicuddy"                     Preamble
     "McVoy"                            Preamble
     "Partners"                         Preamble
     "Partnership"                      Preamble
     "Partnership Indemnified Parties"  Section 10.2




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                             Page 12 of 35



     "Phoenix"                          Preamble
     "Phoenix Partners"                 Preamble
     "Phoenix Purchase Price"           Section 2.2
     "Seller"                           Preamble
     "Selling Partner Purchase Price"   Section 2.1
     "Selling Partners"                 Preamble
     "Silverstein"                      Preamble
     "Third Party Claims"               Section 10.4

SECTION 2.    PURCHASE AND SALE.

2.1. Upon the terms and subject to the conditions herein set forth, (i) each Selling Partner hereby agrees to sell, and the Company hereby agrees to purchase, all of the Selling Partner Stock Beneficially Owned by such Selling Partner for a price of $17 per share of Common Stock or an aggregate purchase price for the Selling Partners of $17,103,853 (the "Selling Partner Purchase Price").

2.2. Upon the terms and subject to the conditions herein set forth, (i) Phoenix hereby agrees to sell, and the Company hereby agrees to purchase, all of the Phoenix Stock for a price of $17 per share of Common Stock or an aggregate purchase price of $3,122,900 (the "Phoenix Purchase Price").

2.3. The closing of the purchase and sale of the Common Stock hereunder (the "Closing") shall take place at the offices of Ropes & Gray, 885 Third Avenue, New York, New York 10022 or at such other place as to which the Company and the Sellers shall mutually agree in writing, at 10:00 a.m., New York time on April 26, 1996 or at such later time as to which the parties hereto shall mutually agree in writing (such date and time being the "Closing Date").

2.4. At the Closing, (i) the Company shall make payment for the Selling Partner Stock by delivering to the Selling Partners an amount equal to the Selling Partner Purchase Price by wire transfer, and simultaneously, (ii) the Selling Partners shall (a) deliver to the Company a certificate or certificates representing the shares of Common Stock so purchased, together with appropriate stock powers or other instruments of transfer in good order; provided, however, that the Selling Partners shall not deliver any certificate representing any of the 92,800 shares included in the Partnership Stock and currently held for the account of the Partnership by Lehman Bros. or its nominee; and (b) cause such 92,800 shares to be transferred to the account of the Company.

2.5. At the Closing, (i) the Company shall make payment for the Phoenix Stock by delivering to Phoenix an amount equal to the Phoenix Purchase Price by


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                               Page 13 of 35




     wire transfer, and simultaneously, (ii) Phoenix shall deliver to the Company a certificate or certificates representing the shares of Common Stock so purchased, together with appropriate stock powers or other instruments of transfer in good order.

SECTION 3.      CLOSING DELIVERIES.

3.1. Deliveries by the Selling Partners to the Company. At the Closing, the Selling Partners shall cause all of the following to be delivered to the Company.

    3.1.1. One or more instruments of assignment, duly executed on behalf of the Partnership by one of the Selling Partners, distributing to each of the Selling Partners his Selling Partner's Stock, together with each stock certificate evidencing the same; provided, however, that no certificate shall be so distributed in respect of any of the 92,800 shares of Partnership Stock currently held for the account of the Partnership by Lehman Bros. or its nominee;

    3.1.2. One or more instruments of assignment, duly executed by each of the Selling Partners, transferring, assigning and selling the Selling Partner Stock to the Company, it being agreed that the Selling Partner Stock so transferred, assigned and sold shall be evidenced by the stock certificate(s) delivered to Purchaser pursuant to Section
          3.1.1 and any held by Lehman Bros. or its nominee.

    3.1.3. A release substantially in the form included as Exhibit 3 hereto, which release shall be executed (i) by each of the Selling Partners as an individual, and as a partner in the Partnership, and (ii) on behalf of the Partnership by one of the Selling Partners.

3.2. Deliveries by the Selling Partners to Bready. At the Closing, the Selling Partners shall cause all of the following to be delivered to Bready.

    3.2.1. One or more instruments of assignment, duly executed on behalf of the Partnership by one of the Selling Partners, distributing 53,182 shares of Common Stock to Bready, together with each stock certificate evidencing the same; and Bready hereby authorizes and consents to the prior delivery of all such instruments of assignment and certificates by the Partnership to the Selling Partners.



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                              Page 14 of 35



    3.2.2. A release substantially in the form included as Exhibit 3 hereto, which release shall be executed (i) by each of the Selling Partners as an individual, and as a partner in the Partnership, and (ii) on behalf of the Partnership by one of the Selling Partners.


3.3. Deliveries by Phoenix. At the Closing, Phoenix shall cause all of the following to be delivered to the Company:

    3.3.1. One or more instruments of assignment, duly executed on behalf of Phoenix by one or more of the Phoenix Partners, transferring, assigning and selling the Phoenix Stock to the Company, together with each stock certificate evidencing the same.

    3.3.2. A release substantially in the form included as Exhibit 3 hereto, duly executed (i) by each of the Phoenix Partners as an individual, and as one of the Phoenix Partners, and (ii) on behalf of Phoenix by one or more of the Phoenix Partners.

3.4. Deliveries by the Company. At the Closing, the Company shall cause all of the following to be delivered:

    3.4.1. By wire transfer of federal or other immediately available funds: (i) $7,027,048.44 to M & T Bank, New York, New York to the account of Silverstein, McGillicuddy and McVoy and (ii) $13,199,704.56 to Huntington National Bank, Columbus, Ohio to the account of Phoenix Associates III.

    3.4.2. A release substantially in the form included as Exhibit 3 hereto, duly executed by the Company.

3.5. Deliveries by Bready. At the Closing, Bready shall cause the following to be delivered to Phoenix:

    3.5.1. A release substantially in the form included as Exhibit 3 hereto, duly executed by Bready.

    3.5.2. A certificate of the Chief Executive Officer of the Company evidencing the accuracy of the representation in Section 8.4 hereto.



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                             Page 15 of 35



3.6. Deliveries by McVoy and Silverstein. At the Closing, each of McVoy and Silverstein shall cause the following documents to be delivered:

    3.6.1. A waiver of notice of the meeting of the Board held on April 26, 1996.

SECTION 4.      STANDSTILL.

   For a period commencing on the date hereof and ending upon the fifth anniversary of the Closing Date, no Seller will or permit any of its affiliates to, directly or indirectly, individually or acting in concert with any other person: (i) own, acquire or offer to acquire, directly or indirectly, in any manner whatsoever, beneficial ownership, as defined in Section 13(d) of the Exchange Act, of any shares of capital stock of the Company; or (ii) make, or in any way become a "participant" (as defined in Rule 14a-11(b) promulgated under the Exchange Act) directly or indirectly, in any manner whatsoever, in any "solicitation of proxies" to vote any share of the capital stock of the Company (as such terms are defined in Rule 14a-1 promulgated under the Exchange
Act); or (iii) disclose to any person who is not an officer, employee, director, agent or other representative of the Company any confidential information concerning the Company except to the extent (a) required to do so pursuant to legal process and then only if and to the extent such Seller is advised by legal counsel that such Seller is legally obligated to respond and such Seller has afforded to the Company prompt notice of such process and the opportunity to obtain a protective order, (b) otherwise required to do so by law or (c) furnished confidentially to any attorney or accountant representing any Seller. "Confidential Information" means the books and records, other documents, material and information of or relating to the Company (whether or not in writing) disclosed or obtained or ascertained by the Sellers in their capacity as Directors or otherwise but does not include information which is now in, or hereafter enters, the public domain through no violation by the Sellers of this covenant or information disclosed by the Company to others on an unrestricted, nonconfidential basis.

SECTION 5.      REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP.

   The Partnership and the Selling Partners hereby jointly and severally represent and warrant to the Company that:

5.1. Organization and Authority. The Partnership is a duly organized and validly existing general partnership, in good standing under the laws of Ohio, with all power and authority necessary to enter into and perform this Agreement.

5.2. Authorization. This Agreement has been duly executed by the Partnership and constitutes a valid and legally binding obligation of the Partnership, and is enforceable against the Partnership in accordance with its terms.



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                            Page 16 of 35



5.3. No Legal Obstacle. Performance by the Partnership and the Selling Partners of their respective obligations hereunder will not cause a breach or violation of any contract, instrument, agreement, lease, mortgage, judgment, order, decree or other restriction or obligation to which the Partnership is a party or by which the Partnership or its assets are bound.

5.4. Title to Partnership Stock. Except as set forth on Schedule 5.4 hereto, the Partnership has good and marketable title to the Partnership Stock, consisting of 1,059,291 shares of Common Stock subject to no liens or other adverse claims.

5.5. Approvals. Except for the filings required to be made with the SEC under the Exchange Act, no filing with or approval or authorization of any governmental authority or other third party is required for the Partnership to enter into and to perform its obligations under this Agreement.

SECTION 6.      REPRESENTATIONS AND WARRANTIES RELATING TO PHOENIX.

   Phoenix and the Phoenix Partners hereby jointly and severally represent and warrant to the Company that:

6.1. Organization and Authority. Phoenix is a duly organized and validly existing general partnership, in good standing under the laws of Ohio, with all power and authority necessary to enter into and perform this Agreement.

6.2. Authorization. This Agreement has been duly executed by Phoenix and constitutes a valid and legally binding obligation of Phoenix, and is enforceable against Phoenix in accordance with its terms.

6.3. No Legal Obstacle.   Performance by Phoenix and the Phoenix Partners of
     their respective obligations hereunder will not cause a breach or violation of any contract, instrument, agreement, lease, mortgage, judgment, order, decree or other restriction or obligation to which Phoenix is a party or by which Phoenix or its assets are bound.

6.4. Title to Phoenix Stock. Except as set forth on Schedule 6.4 hereto, Phoenix has good and marketable title to the Phoenix Stock, consisting of 183,700 shares of Common Stock subject to no liens or other adverse claims.

6.5. Approvals. Except for filings required to be made with the SEC under the Exchange Act, no filing with or approval or authorization of any


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                             Page 17 of 35



     governmental authority or other third party is required for Phoenix to enter into and to perform its obligations under this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES RELATING TO SILVERSTEIN, MCGILLICUDDY AND MCVOY.

   Each of Silverstein, McGillicuddy and McVoy hereby represent and warrant to the Company that:

7.1. Authority. He has full legal right and power and all authority necessary to enter into, execute and deliver this Agreement and to perform fully his obligations hereunder.

7.2. Authorization. This Agreement has been duly executed by and constitutes a valid and legally binding obligation of him and is enforceable against him in accordance with its terms.

7.3. Common Stock. Except as disclosed in filings heretofore made with the SEC pursuant to the Exchange Act, neither he nor any of his Affiliates (other than Phoenix and the Partnership to the extent disclosed in Sections 5.4 and 6.4 hereof) beneficially own or possess any rights to acquire Common Stock.

SECTION 8.      REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.

   The Company hereby represents and warrants to the Partnership and each Seller that:

8.1. Organization and Authority of the Company. The execution and delivery of this Agreement by the Company, and the performance by it of its obligations hereunder, have been duly and validly authorized and consented to by all necessary action by the Directors, and no other corporate act or proceeding on the part of the Company, its stockholders or Directors is necessary to authorize the execution and delivery of this Agreement by the Company or the performance by it of its obligations hereunder. The Company is a duly organized and validly existing corporation, in good standing under the laws of Delaware, with all necessary corporate power and authority to enter into and perform this Agreement.

8.2. Authorization. This Agreement (i) has been duly authorized by all necessary corporate proceedings of the Company (ii) has been duly and validly executed and delivered by Company (iii) constitutes a valid and legally binding obligation of the Company, and (iv) is enforceable against the Company in accordance with its terms.


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                              Page 18 of 35



8.3. Consents and Approvals; No Breach. There is no unsatisfied requirement applicable to the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority, or of any other third party, as a condition to the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution nor delivery of this Agreement by the Company, nor its consummation of the transactions contemplated hereby, has or will (i) violated or violate any provision of the certificate of incorporation or bylaws of the Company or (ii) constituted or constitutes a breach or default under any note, bond, mortgage, indenture, lease, contract or other agreement to which the Company is a party or by which it may be bound.

8.4. Except as previously disclosed and simultaneously confirmed by letter to the Selling Partners, neither the Company nor any of its subsidiaries or affiliates (i) is engaged in any negotiations or discussions with respect to a transaction that would result in any person or affiliated group of persons (a) acquiring a material part of the assets of the Company or of any of its material subsidiaries, (b) acquiring the Company or any of its material subsidiaries in a merger, consolidation or other business combination, or (c) holding more than twenty percent (20%) of the Common Stock, (ii) has any agreement or understanding with respect to any transaction described in the foregoing clause (i), or (iii) is aware that any person or affiliated group of persons is interested in commencing a tender offer or exchange offer for the purpose of acquiring more than twenty percent (20%) of the Common Stock.

SECTION 9.      COVENANTS OF THE PARTNERSHIP AND PHOENIX.

9.1. Dissolution of the Partnership. On the Closing Date, the Partnership will simultaneously terminate, dissolve and liquidate, and the Partnership shall, at the Closing, distribute, in-kind to the Partners, all of the shares of the Partnership Stock as their respective interests appear, in each case pursuant to Section 16 of the Partnership Agreement, and simultaneously the Selling Partners shall tender to the Company their respective Selling Partner Stock determined as of the date hereof together with stock powers or other appropriate instruments of transfer in good order and shall each receive from the Company their Selling Partner Purchase Price.

9.2. Payment of Secured Obligations. At the Closing, the Selling Partners in the case of the Partnership and the Phoenix Partners in the case of Phoenix shall pay or otherwise satisfy all debts and obligations secured by Partnership Stock or Phoenix Stock, as the case may be, such that all


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                              Page 19 of 35



     such shares of Common Stock to be delivered at the Closing will be free of any liens or other adverse claims not created by Bready or the Company.

9.3. Resignation of Selling Partners as Directors. At the Closing, Silverstein, McGillicuddy and McVoy shall resign as Directors of the Company, with such resignations to be effective immediately.

SECTION 10.      INDEMNIFICATION.

10.1. Indemnification of the Company.

     Subject to the terms of this Section 10, the Partnership and the Sellers hereby jointly and severally agree to indemnify and hold the Company, its officers, directors, stockholders, partners, employees, agents and representatives, and their respective affiliates (the "Company Indemnified Parties") harmless from and against all Losses (as defined in
   Section 10.5) in connection with or otherwise relating to any or all of the following: (i) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made in Sections 5, 6 and 7 of this Agreement, and (ii) any breach of any covenant, agreement or obligation of the Partnership or the Sellers contained in this Agreement.

10.2. Indemnification of the Partnership and the Sellers.

     Subject to the terms of this Section 10, the Company hereby agrees to indemnify and hold harmless each of Silverstein, McGillicuddy and McVoy (individually, in his capacity as a Director, or otherwise), together with each other party to this Agreement, and their respective agents, successors, assigns and representatives (the "Partnership Indemnified Parties") from and against each and every Loss (as defined in Section 10.5) in connection with or otherwise relating to any or all of the following: (i) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by, the Company in Section 8 of this Agreement, (ii) the discussions and/or negotiations giving rise to this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, and (iii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement.

10.3.  Claims for Indemnification.

     Whenever any claim shall arise for indemnification hereunder, the Company Indemnified Party or the Partnership Indemnified Party seeking indemnification (the "Indemnified Party") shall promptly notify, in writing, the party from whom indemnification is sought (the "Indemnifying Party") of the claim and the facts believed to constitute the basis for such claim, all with reasonable specificity in light of the facts then known; provided,


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                            Page 20 of 35



   however, that failure to so notify the Indemnifying Party shall not discharge the Indemnifying Party from any of its liabilities and obligations hereunder. Subject to Section 10.4, the Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party.

10.4.  Defense by Indemnifying Party.

     In connection with any claims giving rise to indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person who is a third party ("Third Party Claims"), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party that the Indemnifying Party acknowledges that the relevant Loss is an indemnifiable liability hereunder and that the Indemnifying Party, in its good faith judgment, will be able to pay any award of money damages against the Indemnified Party in connection with such claim or proceeding, assume the defense of any such claim or legal proceeding. The Indemnified Party shall be entitled to participate in the defense of any such action, with its separate counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in
   Section 10.3 above, (i) the Indemnified Party may defend against such claim or legal proceeding at the expense of the Indemnifying Party and in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or legal proceeding at the expense of the Indemnifying Party and on such terms as the Indemnified Party may deem appropriate, and
   (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. No settlement of any claim or legal proceeding by an Indemnified Party, unless consented to in writing (which consent shall not be unreasonably withheld) by the Company (in the case of a Partnership Indemnified Party) or the Partners (in the case of an Company Indemnified Party), shall be conclusive as to the amount of the Loss incurred by such Indemnified Party in connection with such claim or legal proceeding.


10.5.  Definition of Loss.

   10.5.1. For purposes of this Section 10, the term "Loss" shall mean the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys' fees and disbursements), but excluding any taxes (or related interest or penalties) paid or payable. For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any indemnification proceeds received in


                                       11

                               page 21 of 35



          respect thereof under any indemnification agreement to which either the Partnership or any of the Partners or other Sellers was party prior to the Closing or insurance proceeds received in respect thereof (in each case net of costs of recovery).

  10.5.2. In the event that a recovery is made by any party hereto with respect to any Loss for which such party has received indemnification hereunder, a refund equal to the portion of the indemnification so recovered shall be promptly refunded to the parties that provided such indemnification.

10.6.  Payment.

     On each occasion that any Indemnified Party shall be entitled to indemnification or reimbursement under this Section 10, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If any Indemnified Party shall be entitled to indemnification under this Section 10, the Indemnifying Party shall pay the Indemnified Party s out-of-pocket costs and expenses arising as a result of a proceeding directly relating to an indemnifiable Loss (including, without limitation, any reasonable fees paid to witnesses and, unless the Indemnifying Party has assumed defense pursuant to Section 10.4, reasonable attorney's fees), periodically, as incurred.

SECTION 11.     STOCK TRANSFER TAXES.

   All stock transfer taxes, if any, incurred in connection with this Agreement in the transactions contemplated hereby shall be borne by the Sellers, and the Sellers shall, at their own expense, prepare and file all necessary documentation with respect to such taxes.

SECTION 12.     BROKERS.

   Each Seller, on the one hand, and the Company, on the other, represent, as to himself or itself and his or its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker s or finder s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have occurred or been made by such party or its affiliates.


                                   12

                             Page 22 of 35



SECTION 13.     EXPENSES.

   The Company shall pay for the account of, or reimburse to, all other parties to this Agreement their legal fees incurred, and other costs charged to them by legal counsel, in connection with negotiating this Agreement and performing their obligations hereunder, provided that such payments to the Partnership, Phoenix and McGillicuddy, McVoy and Silverstein shall not exceed in the aggregate $25,000. Except as otherwise provided in this Section 13 and elsewhere in this Agreement, the Company, on the one hand, and each of Sellers, on the other, shall be responsible for its and his own respective costs and expenses incurred in connection with this Agreement.

SECTION 14.     ADDITIONAL ASSURANCES.

   From time to time hereafter and without additional consideration, each party hereto shall perform such further acts and execute and deliver such further documents as the other party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including instruments necessary or desirable to complete the transfer, sale and assignment of the Selling Partner Stock and the Phoenix Stock.

SECTION 15.     NOTICES.

   All notices and other communications to any party hereunder shall be in writing and may be given (i) in person or by facsimile, (ii) by express mail or delivery to an established courier service, or (iii) by registered or certified mail, return receipt requested, postage prepaid, to such party at its address listed below (or at such other address as such party may specify by like notice) and shall be deemed to have been given upon such delivery or mailing:

   If to any of the Sellers, the             3770 East Livingston Avenue
   Partnership, the Phoenix                  Columbus, Ohio  43227
   Partners or McVoy:                        Facsimile:  (614) 236-1737
                                             Attn:  Thomas Wilson

                                             With a copy to:

                                             Vorys, Sater, Seymour and Pease
                                             P. O. Box 1008
                                             Columbus, Ohio  43216-1008
                                             Attn.:  James R. Beatley, Jr.
                                             Facsimile:  (614) 464-6350


                                     13

                             Page 23 of 35



   If to Silverstein or McGillicuddy:             Mr. Barry Silverstein
                                                  or
                                                  Mr. Dennis McGillicuddy
                                                  Coaxial Communications
                                                  5111 Ocean Boulevard, Suite C
                                                  Sarasota, FL 43242
                                                  Facsimile: (941) 346-2788

                                                  With a copy to:

                                                 Vorys, Sater, Seymour and Pease
                                                 P. O. Box 1008
                                                 Columbus, Ohio  43216-1008
                                                 Attn.:  James R. Beatley, Jr.
                                                 Facsimile:  (614) 464-6350

   If to the Company:                            Nortek, Inc.
                                                 50 Kennedy Plaza
                                                 Providence, Rhode Island  02903
                                                 Attn.:  Kevin W. Donnelly
                                                 Facsimile:  (401) 751-4610

                                                 With a copy to:

                                                 Ropes & Gray
                                                 One International Place
                                                 Boston, Massachusetts  02110
                                                 Attn.:  Douglass N. Ellis, Jr.
                                                 Facsimile:  (617) 951-7050

   If to Bready:                                 c/o Nortek, Inc.
                                                 50 Kennedy Plaza
                                                 Providence, Rhode Island  02903
                                                 Facsimile:  (401) 521-7220

SECTION 16.    TERMINATION.

   This Agreement may be terminated at any time by mutual written consent of the Sellers and the Company.




                                   14

                           Page 24 of 35





SECTOPM 17.     SUCCESSORS AND ASSIGNS.

   This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, representatives, successors and permitted assigns. The rights and obligations under this Agreement may not be assigned by any Seller under any circumstance; the rights and obligations under this Agreement may be assigned by the Company upon written notice to the Sellers, and the assumption by the assignee of the rights and obligations of the Company hereunder. Any assignment by the Company permitted under this Section 17 shall not diminish, eliminate or otherwise affect the Company's obligations under this Agreement.

SECTION 18.     SURVIVAL.

   The representations and warranties contained in this Agreement shall survive the consummation of the Closing without limitation as to time, notwithstanding any investigation at any time made by or on behalf of either party hereto.

SECTION 19.     AMENDMENT.

   This Agreement (including the documents and instruments referred to herein) sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, in respect thereof. This Agreement may not be modified or amended, and no waivers of the provisions hereof may be given, except by an instrument or instruments signed by all of the parties hereto.

SECTION 20.     SPECIFIC PERFORMANCE.

   In the event that the Partnership, the Partners and/or any Seller fail to execute their obligations under this Agreement, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction. The Company's right to specific performance does not preclude the exercise of any other rights and remedies available to the Company.

SECTION 21.     HEADINGS.

   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 22.     GOVERNING LAW.

   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.



                                      15

                               Page 25 of 35




SECTION 23.     COUNTERPARTS.

   This Agreement may be executed in several counterparts, and by separate parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

SECTION 24.     SEVERABILITY.

   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.




                                   16

                               Page 26 of 35






   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        NORTEK, INC.

                                        By: /s/ Kevin W. Donnelly
                                            Name: Kevin W. Donnelly
                                            Title: Vice President

                                        BREADY ASSOCIATES

                                        By: /s/ Dennis J. McGillicuddy
                                           Name:  Dennis J. McGillicuddy
                                           Title:  General Partner

                                        PHOENIX ASSOCIATES III

                                        By:/s/ Dennis J. McGillicuddy
                                           Name:  Dennis J. McGillicuddy
                                           Title:  General Partner

                                        BARRY SILVERSTEIN, individually and as
                                        a partner of the Partnership and of
                                        Phoenix


                                        /s/ Barry Silverstein

                                        DENNIS J. MCGILLICUDDY, individually
                                        and as a partner of the Partnership and
                                        of Phoenix

                                        /s/ Dennis J. McGillicuddy


                                        D. STEVENS MCVOY, individually and as a
                                        partner of the Partnership and of
                                        Phoenix

                                        /s/ D. Stevens McVoy


                                        RICHARD L. BREADY, individually and as
                                        a partner of the Partnership

                                        /s/ Richard L. Bready


                                        17

                                   Page 27 of 35




                                                                   EXHIBIT 3

                          MUTUAL RELEASE OF ALL CLAIMS

     In consideration of the premises and of the sum of One Dollar ($1.00) and other good and valuable consideration received by, and to the full satisfaction of, each of Nortek Inc., a Delaware corporation ("NORTEK"); Phoenix Associates III, an Ohio general partnership ("PHOENIX"); Bready Associates, an Ohio general partnership (the "PARTNERSHIP"); Barry Silverstein ("SILVERSTEIN"); Dennis J. McGillicuddy ("McGILLICUDDY"), and D. Stevens McVoy ("McVOY") (said three individuals, singly, an "INDIVIDUAL" and, collectively, the "INDIVIDUALS"); and Richard L. Bready ("BREADY"):

     (1) Release by NORTEK. Nortek does hereby forever release, acquit and discharge each of the INDIVIDUALS, the PARTNERSHIP, and PHOENIX, together with their respective heirs, legatees, devisees, agents, partners, successors and assigns, in each case from any and all claims, demands, causes of action, judgments, damages, costs and expenses, and from any and all liability for damages and/or other remedies of whatsoever kind, nature or description, now existing or that may hereafter arise in connection with, under, from or out of
(i) any agreements (written or oral, express or implied), business transactions or dealings that have occurred, transpired or been effected on or prior to the effective date of this Release of All Claims between NORTEK and any one or more of the parties hereby released by NORTEK, (ii) the ownership and/or voting of stock of NORTEK by each of the parties hereby released by NORTEK, (iii) the performance by each of the INDIVIDUALS of his duties and responsibilities as a director of NORTEK, and (iv) any other act or omission of any one or more of the parties hereby released by NORTEK occurring on or prior to the effective date of this Release of All Claims.

     (2) Release of NORTEK. The PARTNERSHIP, PHOENIX, and each of the INDIVIDUALS do hereby forever release, acquit and discharge NORTEK , its shareholders, officers, directors, employees, agents, successors and assigns, in each case from any and all claims, demands, causes of action, judgments, damages, costs and expenses, and from any and all liability for damages and/or other remedies of whatsoever kind, nature or description, now existing or that may hereafter arise in connection with, under, from or out of (i) any agreements (written or oral, express or implied), business transactions or dealings that have occurred, transpired or been effected on or prior to the effective date of this Release of All Claims between NORTEK and any one or more of the parties hereby releasing NORTEK and (ii) any other act or omission of NORTEK occurring on or prior to the effective date of this Release of All Claims.

     (3) Release of BREADY. The PARTNERSHIP, PHOENIX and each of the INDIVIDUALS do hereby forever release, acquit and discharge BREADY, his heirs, legatees, devisees, agents, successors and assigns, in each case from any and all claims, demands, causes of action, judgments, damages, costs and expenses, and from any and all liability for damages and/or other remedies of whatsoever kind, nature or description, now existing or that may hereafter arise in connection with, under, from or out of (i) any agreements (written or oral, express or implied), business transactions or dealings that have occurred, transpired or been effected on or prior to the effective date of this Release of All Claims between BREADY and any one or more of the parties hereby releasing BREADY, (ii) any act or omission of BREADY in respect of (a) the PARTNERSHIP, its business and affairs and/or (b) his duties and


                                     18

                               Page 28 of 35



responsibilities as a partner in the PARTNERSHIP, and (iii) any other act or omission of BREADY occurring on or prior to the effective date of this Release of All Claims.

     (4) Release by BREADY. BREADY does hereby forever release, acquit and discharge each of the INDIVIDUALS, the PARTNERSHIP and PHOENIX, together with their respective heirs, legatees, devisees, agents, partners, successors and assigns, in each case from any and all claims, demands, causes of action, judgments, damages, costs and expenses, and from any and all liability for damages and/or other remedies of whatsoever kind, nature or description, now existing or that may hereafter arise in connection with, under, from or out of
(i) any agreements (written or oral, express or implied), business transactions or dealings that have occurred, transpired or been effected on or prior to the effective date of this Release of All Claims between BREADY and any one or more of the parties hereby released by BREADY, (ii) any act or omission by an INDIVIDUAL in respect of (a) the PARTNERSHIP, its business and affairs and/or
(b) his duties and responsibilities as a partner in the PARTNERSHIP, and (iii) any other act or omission of any one or more of the parties hereby released by BREADY occurring on or prior to the effective date of this Release of All Claims.

     PROVIDED, HOWEVER, that the foregoing provisions of this Mutual Release of All Claims shall not release or be construed to release any party to that certain Agreement (the "AGREEMENT") entered into as of the effective date of this Mutual Release of All Claims, and to which all of the undersigned are parties, from any obligation under the AGREEMENT.

     The terms and provisions of this Mutual Release of All Claims shall be binding upon, and shall inure to the benefit of, (i) the shareholders, officers, directors, employees, agents, successors and assigns of NORTEK, (ii) the partners in the PARTNERSHIP and in PHOENIX, (iii) the respective agents, successors and assigns of the PARTNERSHIP and of PHOENIX, and (iv) the respective heirs, legatees, devisees, agents, successors and assigns of BREADY and of each of the INDIVIDUALS. This Mutual Release of All Claims shall be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to the conflict-of-law or choice-of-law principles thereof.


                                     19

                              Page 29 of 35




Executed by each of the undersigned to be effective as of April __. 1996.

                              Nortek, Inc.


                              By:__________________________
                                   Richard L. Bready
                                   Chief Executive Officer


                              Bready Associates, Phoenix Associates and Dennis
                              J. McGillicuddy

                              By:_________________________________
                                   Dennis J. McGillicuddy, individually and as
                                   Partner in Bready Associates and in Phoenix
                                   Associates III



                                  __________________________________
                                   Barry Silverstein, individually and as
                                   Partner in Bready Associates and in Phoenix
                                   Associates III


                                   __________________________________
                                   D. Stevens McVoy, individually and as
                                   Partner in Bready Associates and in Phoenix
                                   Associates III


                                   __________________________________
                                   Richard L. Bready, individually and as
                                   Partner in Bready Associates



                                    20

                           Page 30 of 35


                          SCHEDULE 5.04

966,491 shares of the Partnership Stock are pledged to Manufacturers and Trader's Trust Company, to secure the payment of certain debt.

92,800 shares of the Partnership Stock are owned beneficially, but not of record, by the Partnership. Said 92,800 shares of the Partnership Stock are held for the benefit of the Partnership by Lehman Brothers and are registered in the name of Lehman Brothers or its nominee.







                                  21

                             Page 31 of 35





                              SCHEDULE 6.04

All shares of the Phoenix Stock are pledged to a bank, as security for the payment of certain debt.








                                  22

                             Page 32 of 35